Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-171835) pertaining to the 2010 Long Term Incentive Plan of our reports dated March 7, 2013, with respect to the consolidated financial statements of FairPoint Communications, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of FairPoint Communications, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Charlotte, North Carolina
March 7, 2013